[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     Exhibit 5.1

                                  July 1, 2002

Nanometrics Incorporated
1550 Buckeye Drive
Milpitas, CA 95035

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 1, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,200,000 additional shares of the Company's Common Stock with no par value per share (the "Shares") reserve and for issuance under the Nanometrics Incorporated 2000 Employee Stock Option Plan (the "Plan"). As legal counsel for Nanometrics Incorporated, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ WILSON SONSINI GOODRICH & ROSATI